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                                                                   EXHIBIT 10.24

February 9, 2000



Mr. Tom Baxter
219 Ravenscliff Road
St. David's, PA  19087


Dear Tom,

This is an historic day for Audible. I am extremely pleased to offer you the position of Chief Executive Officer here at Audible, Inc., and to ask you to
join me in this great adventure.   Everyone you've met here is deeply impressed
with your good humor, talent, creativity, your estimable credentials, your record of success, and with your obvious passion for our cultural vision and business potential. I am exceedingly confidant that you will take Audible to the next level as we help create a new business category and help launch a new medium.

Here is a summary of our employment offer, with details following:

o You will become Chief Executive Officer, President, and a member of the Board of Directors -- and report to the Board of Directors (Further specific responsibilities are detailed in the "Job Descriptions: Thomas G. Baxter and Donald R. Katz" addendum attached).

o You will be paid $250,000/year as a base salary with an annual bonus target of 50%, paid quarterly against your objectives.

o You will receive 100,000 restricted shares of Audible @ $5 below the market price.

o Subject to the conditions described below, you will be granted options to purchase 1,500,000 shares of Audible's common stock at a strike price equal to the closing price of ADBL on NASDAQ on the day before you commence work at Audible.

o  You will be enrolled in the company's various benefits programs.

o You will agree to commence work part time no later than the week of February 15th and full time by the second week of March.
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o  You will work with Audible to create a press release announcement your new position, to be issued during the week of February 14th.

o  This offer is good until 5PM today.


Here are the details:

Stock Options: The common stock options granted to you (subject to approval of
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the Board of Directors) will be pegged to an exercise price equal to the closing price of ADBL on NASDAQ on the day before you commence work at Audible.

Vesting Schedule: A significant number of options will be Incentive Stock
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Options (ISO's).  This, up to the level at which the number of options exceed the ISO limitation, in which case the remaining portion of the options will have
to be issued as Non-qualified Options.   In any event, 12% of these options will
vest six months after you commence employment, and 2% will vest each month thereafter. You will have at least five years to exercise these options.

Restricted Stock:  Your restricted shares, issued at $5 below the closing price
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of ADBL on NASDAQ the day before you commence work at Audible, will begin vesting immediately at rate of 4.16% per month. The purchase price of the shares is payable in cash, by promissory note, or by a combination of both. Assuming you remain an employee of the Company until all your restricted shares are fully vested in two years , the company will provide a one-time bonus equal to the accrued interest on the note.

Accelerated Vesting:  Our option agreement provides for automatic vesting of 50%
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of unvested options and shares in the event of a sale or merger of the company
prior to full vesting.   It also provides that, at the time of the transaction.
Additional accelerated vesting can be approved by the Board. The Board of Directors agrees to revisit accelerated vesting agreements provisions for Audible employees within one year from this date.

Annual Bonus: We believe in a strong, results-oriented company culture and to
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emphasize that, we have a performance-based, cash compensation plan for senior
managers.   Every quarter you will propose, for approval by the compensation of
the Board of Directors, a set of measurable objectives for the company.   Based
on accomplishments against those objectives and approval by the Board's compensation committee, you will be paid a bonus on an annual basis.
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Benefits:  The Company has a standard health plan and will cover 100% of your
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premium and 50% of your dependents' premiums.  The time-off policy is 15 days of paid leave per year (sick, mental health, or vacation time) and paid holiday days. There is also a dental plan. I realize that you will be taking a family trip in March for a week, and we have also reached an understanding concerning your time on site in Wayne. You have said that your normal workweek in Wayne will run from Monday morning to Thursday night, with "virtual" management persisting by phone and email thereafter. We will discuss payments - or a payment allowance - for your apartment near our offices, and you can decide the nature of this payment in light of your own analysis of our overall expenses.

The company will also pay 25% of your annual membership at a health club of your choice, reasonably approved by Audible. The company also has a 401(k) plan, which is 100% employee-funded and voluntary.

Non-Disclosure Agreement: All employees are required to execute the attached
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non-disclosure agreement, a standard aspect of our hiring process. A copy is attached.

Severance Agreement:  Should the Board of Directors decide, within the first
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twelve months of your employment that you should no longer be the CEO of
Audible, the company will pay you one year's salary as severance. In addition, unvested shares of your restricted stock and your options due to vest within the coming calendar year will vest upon termination

That's it. I'm sure you know that this is a huge step for Audible - and for me. Audible has already defined one of my most exhilarating experiences, and I've
been lucky enough to have had a few.   As I have pledged verbally, this imminent
association means that I will stand ready to assist and continue to serve the cause. I want you to know that aside the significant economic value your leadership will create, I look forward to this association on a personal plane.

Please countersign this letter and fax a copy back to Audible at our private fax
number -- 973-890-0178 (to my attention).   I will then immediately fax back a
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signed executed copy of this agreement.  I will be on the road Monday and
Tuesday (command performance with the President of Sanyo in LA). Back on the redeye on Tuesday night.

ONWARD!


/s/ Donald Katz
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Donald Katz
Chairman, Founder, and Acting CEO
Audible, Inc.

So agreed:

/s/ Thomas G. Baxter
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Thomas G. Baxter
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JOB DESCRIPTIONS:  THOMAS G. BAXTER AND DONALD R. KATZ
2/9/00 - ADDENDUM TO TOM BAXTER OFFER LETTER


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THOMAS G. BAXTER AS AUDIBLE    The President & CEO of Audible will be responsible for
PRESIDENT AND CHIEF            the day-to-day executive leadership and management of
EXECTUIVE OFFICER:  ROLE       the company.  He will lead the development of the
DEFINITION                     organization, and scale its fundamental business
                               concept to the next level, in a cost-effective and
                               innovative manner.  He will help identify the key
                               elements of Audible's current category and broader
                               industry leadership, and he will construct a plan and
                               build up a team capable of maintaining and exceeding
                               those leadership attributes.

                               The CEO will be responsible for ensuring that the
                               company consistently meets its external objectives in
                               terms of revenue, profitability and sustained growth.
                               He will help address immediate-term operational
                               (staffing and process) challenges while also setting a
                               strategic agenda appropriate to the tremendous
                               potential Audible has in the eyes of its many
                               stakeholders.  In this regard, the CEO will have the
                               authority to hire, promote, and dismiss executives and
                               employees of the company.  The CEO will be responsible
                               for the development, implementation, monitoring and
                               control of all marketing objectives and plans to assure
                               achievement of the company's mission and strategies.

                               The CEO will report to the Audible Board of Directors,
                               chaired by its Chairman, Donald Katz, and he will serve
                               as a member of that Board. While Mr. Katz will maintain
                               an operational role that includes the "outward facing"
                               communications with and management of key external
                               stakeholders (see description below), the CEO must also
                               stand ready to lead a public company, while also
                               managing the heavy growth and fast-paced

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                               characteristic of thie highly competitive and constantly
                               changing economic environment the company inhabits.

                               Finally, as a byproduct of the process of leading
                               Audible's operations, maintaining its leadership
                               position, exceeding its public goals, and planning an
                               optimum strategic path for the future, the CEO will
                               drive returns for all shareholders.


DONALD KATZ AS CHAIRMAN OF     The Chairman and Founder of Audible has also served as
THE BOARD AND FOUNDER:         President  & CEO of Audible Inc, on two occasions:
ROLE DEFINITION                from its founding in 1995 until the Spring of 1998; and
                               again from October of 1999 until mid-February of 2000.
                               Most members of the Audible Senior Management team were
                               hired by Mr. Katz, and to some extent he personifies
                               the Company within its industry niche and to the public
                               markets.  In light of this, the Chairman will play a
                               transitional role within the Company as the new CEO of
                               Audible concentrates on the operational, tactical,
                               business, and strategic challenges facing the Company.
                               The Chairman stands ready to serve the CEO as a
                               day-to-day colleague or as a "partner" - though only if
                               the CEO deems this term appropriate or useful.

                               The Chairman will maintain a full-time operational
                               schedule for at least one year after the new CEO begins
                               work (though the Chairman will want to recapture a
                               "normal" schedule when the CEO feels the time is right,
                               this to include vacations and somewhat diminished
                               weekly hours as compared to the current round-the-clock
                               pace).  The CEO and Chairman should develop a work
                               transitional plan that is mutually agreeable to both
                               parties, but which also success in reaching the
                               Chairman's goal of a normal "workweek."

                               The Chairman will also manage, co-manage, or maintain
                               some level of operational responsibility - as the CEO
                               desires insofar as:

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                               o  "Outward facing" communications with the Wall Street
                                  community, the Internet industry, and the press.

                               o  The content acquisition strategy.

                               o  Key strategic partnerships - both past and future.

                               In the near-term, the Chairman will also work closely
                               with the CEO to manage and plan the future role of the
                               Board of Directors.

                               The Chairman will also stand ready - day or night - to
                               listen and learn and convey background information the
                               CEO needs to fast-track his own learning and
                               operational understanding.


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